EIGHTH AMENDMENT TO DISTRIBUTION
AGREEMENT

This Eighth Amendment to the Distribution Agreement ("Eighth Amendment") is between Vericel Corporation ("Vericel") and Orsini Pharmaceutical Services, LLC. (“Orsini"). This Eighth Amendment is effective May 15, 2022 ("Effective Date").

Whereas, Vericel and Orsini are parties to a Distribution Agreement dated May 15, 2017 (as amended, the "Agreement"), under which Vericel appointed Orsini as a specialty pharmacy distributor for MACI®;

Whereas, the Parties entered into the First Amendment to the Agreement effective August 10, 2017;

Whereas, the Parties entered into the Second Amendment to the Agreement effective October 13, 2017;

Whereas, the Parties entered into the Third Amendment to the Agreement effective November 14, 2017;

Whereas, the Parties entered into the Fourth Amendment to the Agreement effective July 25, 2018;

Whereas, the Parties entered into the Fifth Amendment to the Agreement effective August 10, 2018;

Whereas, the Parties entered into a Sixth Amendment to the Agreement effective April 18, 2019;

Whereas, the Parties entered into a Seventh Amendment to the Agreement effective October 1, 2021
and

Whereas, the Parties desire to modify certain terms of the Agreement, including the revision and restatement of Exhibits A and B;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.Section 7.1 Term. Section 7.1 shall be deleted and replaced with the following:

The Term of this Agreement shall continue until May 15, 2024 (“Term”). The Parties may renew the Agreement for two (2) additional two year terms, upon mutual agreement.

During the Term, Orsini shall be one in a limited network of pharmacies, not to exceed three, supplying the Product for the cases covered by Section 1.1. Orsini shall not enter into any agreement with a Payor covering the Product unless Vericel has approved the reimbursement amount for the Product. Unless otherwise agreed to in writing by Vericel, the minimum reimbursement amount for the Product shall be the Product’s Wholesale Acquisition Cost plus 2.75%. Vericel shall review and approve any proposed material modifications to the conditions for reimbursement for the Product relating to Payors on Exhibit B and/or for the proposed addition of Payors to Exhibit B - Contracted Payors, which approval shall not be unreasonably withheld or delayed. Orsini shall provide to Vericel the allowable reimbursement amount for the Payors listed on Exhibit B. Should a Payor request extended payment terms in excess of sixty (60) days, Orsini will secure advance approval from Vericel. Exhibit B. will be modified from time to time in writing by the Parties as additional Payors are contracted with Orsini and approved by Vericel.

2.Section 7.2(a) shall be deleted and replaced with the following: “Either Party may terminate this Agreement for any reason upon 180 days’ written notice to the other Party.”

3.Exhibits A and B. The Parties agree that Exhibits A and B to the Agreement shall be deleted and replaced with the attached revised and restated Exhibits A and B.

4.No Other Changes. To the extent terms in the Eighth Amendment conflict with the Agreement and/or any of the amendments to the Agreement, the terms of this Eighth Amendment shall prevail. Except as provided in this Eighth Amendment, the terms and conditions of the Agreement will continue in full force.

5.Counterparts/Signatures. This Eighth Amendment may be executed in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other form of electronic transmission shall be as effective as executing and delivering this Eighth Amendment in the presence of the other parties to this Eighth Amendment.

IN WITNESS WHEREOF, the parties executed this Eighth Amendment as of its Effective Date.

Vericel Corporation
By:	Joe Mara CFO
Name:	Joe Mara
Title:	CFO
Date:	5/13/2022

Orsini Pharmaceutical Services, LLC.
By:	Carla Sawa
Name:	Carla Sawa
Title:	Chief Financial Officer
Date:	5/13/2022

EXHIBIT A -- PAYMENT TERMS AND PRICING

1.Product.

Product, under this Agreement is defined as:

Product	NDC Number
MACI-1	69866-1030-05
MACI-2	69866-1030-08

2.Orsini Counseling and Dispensing.

A.Orsini, when acting as the dispensing specialty pharmacy for Product, shall review Case Materials related to a patient’s clinical history, diagnosis and approval for MACI and contact the patient to conduct pharmacy counseling and a discussion regarding the patient’s financial responsibility. Vericel shall provide Orsini, through its vendors or its web-based data-sharing platform (“Vericel Central”), with daily data feeds regarding cases, including information related to patients.

B.Vericel shall, at its expense and using its account with carriers, arrange for Product to be shipped to Orsini so that Orsini may label and dispense the Product to the patient by the surgery date. Vericel shall also be responsible for the shipping cost for the Product from Orsini’s facility to the treating facility.

C.In order to perform its specialty pharmacy services, Orsini shall take title to the Product upon receipt of the Product at its facility. Vericel, however, shall retain the risk of loss related to the Product throughout its shipment from Vericel’s manufacturing facility to Orsini and from Orsini’s facility to the treating facility, including any damages relating to delay in shipment by the delivery company. Notwithstanding the preceding sentence, Orsini shall be responsible for damages occurring to the Product while in its possession, unless the cause of the damage is Force Majeure as defined in Section 8(a) of the Agreement.

3.Claim Submittal, Contracting and Payment Coordination between Parties.

A.To the extent permitted by Orsini’s Payor agreements, the Parties agree that they will work together to manage reimbursement issues regarding the Product. Orsini, working with Vericel’s contractor, shall submit claims for Products within five (5) business days of Product implantation. Orsini shall provide a claim submission to Vericel’s contractor prior to submission and provide Vericel’s contractor two (2) business days to review and comment on the claim, which comments Orsini shall address in good faith. Orsini shall appeal or resubmit for payment all denied and otherwise rejected claims for which a good faith basis exists to do so, within five (5) business days from Orsini’s receipt of such notice of denial or rejection. Orsini agrees that it shall provide a copy of the appeal or resubmission to Vericel’s contractor prior to submission and provide Vericel’s contractor two (2) business days to review and comment on the appeal or resubmission, which comments Orsini shall address in good faith. Orsini shall notify Vericel daily of denials or claims otherwise rejected and the reason for the denial or rejection.

B.Upon request by Vericel, Orsini will consult with Vericel and its designated representatives with regard to MACI contracting and claim submission.

To the extent allowed by law or contract, Orsini further agrees to provide Vericel representatives with access to the MACI portal of its claims management system. Orsini agrees to provide to Vericel representatives the payment history for the Product. If required for Vericel’s financial reporting purposes under generally accepted accounting principles, or in the event there is any dispute with the amounts paid by any Payor for any claim, upon request and no less than thirty (30) days prior written notice by Vericel to Orsini, Orsini will provide Vericel with relevant portions of all Payor agreements between Orsini and the Payor with which there is a dispute and relevant portions of records of Product-related transactions between Payor, and Orsini related to this Agreement. Vericel agrees to keep all such records and documents strictly confidential.

4.Payment Terms.

A.Vericel shall pay Orsini for each Product dispensed by Orsini, regardless of the Product NDC, a fixed fee of $1,250 (“Dispensing Fee”). Orsini shall invoice Vericel for the Dispensing Fee weekly for claims submitted during the week, and such payment is due to Orsini within sixty (60) days of Vericel’s receipt of the invoice. Vericel’s obligation to pay this fee shall survive the termination of the Agreement.

B.Within five business days of receipt of payment from a Payor related to the Product, Orsini shall remit to Vericel all reimbursements related to Products dispensed by Orsini except as provided above. The payments shall be deposited into a bank account maintained by and in the name and sole control of Vericel (the “Vericel Account”). In conjunction with each deposit, Orsini shall remit to Vericel a schedule detailing the cases for which a payment was deposited into the account including the case number and the amount deposited for each case.

C.On a weekly basis, Orsini shall remit to Vericel a schedule which includes the gross reimbursements received from the Payor and patient related to Products dispensed by Orsini, including whether the payments were deposited into the Vericel Account and the date of payment into the Vericel Account. Such schedule of payments shall include the case number and other identifiers agreed to by the Parties. In addition, Orsini shall provide to Vericel and its agent a copy of the Explanation of Benefits for each reimbursed case.

D.In addition to the remitting of payment to Vericel as set forth above, Orsini shall update, on a daily basis, the payment status of submitted cases to Vericel and its contractors through Vericel Central or other mutually agreed upon method.

E.Subject to the terms of the Agreement, as amended, Vericel acknowledges that it retains the risk of payment for all cases received by Orsini on June 16, 2018 or thereafter. Orsini represents and warrants that it has the contractual authority to bind Payors listed in Exhibit B to the payment amounts contained in its disclosures to Vericel and to cause Payors to be responsible for their payment obligations. In the case of a Payor that fails to comply with its payment obligations to Orsini, Orsini agrees to use its best efforts to enforce its Payor agreements, including but not limited to, assigning to Vericel or its contractor, at the request of Vericel, the rights to initiate legal action under the applicable agreement between Orsini and Payor

F.Except as provided herein, all payments (including interest payments, if any) for the Product received by Orsini during the Term and after the expiration or termination of the Agreement shall be the sole property of Vericel and shall be remitted to Vericel in accordance with the

Agreement. In the event of a termination or expiration of the Agreement, Orsini shall continue to collect on claims covered by the Agreement, consistent with the terms of the Agreement, for a period of twelve months following the expiration or termination of the Agreement.

G.Orsini represents and warrants that each of Orsini’s Payor agreements set forth on Exhibit B are in full force and effect and apply to the Product.

H.If a Payor recoups any payment on a case for which Orsini has made payment to Vericel, Orsini shall notify Vericel and shall be entitled to deduct from Vericel funds a sum equal to the amount of the recoupment to the extent the recoupment is not disputed by Vericel. If there are insufficient Vericel Funds, Orsini shall invoice Vericel for the amount of the recoupment and Vericel shall pay Orsini within thirty (30) days of receipt of the invoice. Vericel’s obligation under this Paragraph K shall survive the termination of the Agreement. The Parties shall discuss appealing and/or disputing the proposed recoupment with the Payor. If an appeal is successful, Orsini shall treat the payment in accordance with the terms of this Eighth Amendment.

I.The Parties agree that fees paid hereunder are not designed nor constitute inducements for Orsini to utilize or recommend the utilization of Vericel Products under federal and/or similar state laws. Orsini shall properly disclose and otherwise comply with applicable law.

EXHIBIT B –Contracted Payors

Consistent with Section 1.1 and Section 7.1 of the Agreement, the Payors listed on this Exhibit shall only apply to covered commercial lives, which shall not include Managed Medicaid.

•Aetna
•BCBS of Arizona
•BCBS of FEP
•BCBS of Illinois (HCSC)
•BCBS of Louisiana
•BCBS of Massachusetts
•BCBS of Montana (HCSC)
•BCBS of New Mexico (HCSC)
•BCBS of Oklahoma (HCSC)
•BCBS of Texas (HCSC)
•Cigna
•Florida Blue
•GEHA – UMR (UHC Network)
•Golden Rule (UHC Network)
•Health Partners
•HealthNet Veterans Choice
•Humana
•Tricare East
•Tricare West
•United Healthcare
•United Healthcare Community Plans
•Carefirst
•Qualchoice

32986339.2